Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-226906, 333-219055, 333-205153, 333-183483, and 333-143786) on Form S-8 and (Nos. 333-211046 and 333-187801) on Form S-3 of Cyclacel Pharmaceuticals, Inc. of our report dated March 28, 2019, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2018.
/s/ RSM US LLP
New York, New York
March 28, 2019